Exhibit 10(c)

         FOURTH AMENDMENT TO THE VALMONT 1988 STOCK PLAN


     The Valmont 1988 Stock Plan (as previously amended, the
"Plan") is hereby further amended as follows:

     A. Section 3.3 is amended by adding the following sentences immediately preceding the last sentence of Section 3.3:

     In addition, each director who is not an Employee of the Company shall receive a non-discretionary award of a Nonqualified Stock Option for 2,000 shares of Company Stock exercisable at the closing price of the Company's common stock on the date of grant; such award shall be made (i) on the third business day following the public release by the Company of its quarterly earnings for the second quarter of fiscal 1995, and (ii) annually thereafter on the date of and following completion of the Company's annual stockholders' meeting (commencing with the 1996 annual stockholders' meeting). The number of nonqualified options awarded to a director shall be appropriately adjusted in the event of any stock changes as described in Article XI.

     B. This Fourth Amendment to the Plan shall be effective upon its approval by the stockholders of the Company, and any grant of Nonqualified Stock Options pursuant to the Fourth Amendment shall be expressly conditioned upon such stockholder approval.
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